UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 1-5571

Delaware	75-1047710
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2010, RadioShack Corporation (“RadioShack”) and Tarrant County College District (“TCCD”) entered into the First Amendment to Lease (the “Amendment”) to the Amended and Restated Lease (the “Lease”), which was entered into by and between RadioShack and TCCD on June 25, 2008. The Amendment provides RadioShack with a renewal option to extend the Lease as to a certain portion of its corporate headquarters in Fort Worth, Texas (the “Headquarters”) for five years after the expiration of the current term on June 30, 2011 (the “Extended Term”). RadioShack’s rental obligation to TCCD during the Extended Term with respect to two portions would be $433,333 per month. RadioShack’s rental obligation to TCCD during the Extended Term would be $337,500 per month for the portion of the Extended Term during which RadioShack leased only one of the foregoing two portions of the Headquarters. In the event RadioShack were to exercise its options to extend the term with respect to certain other portions of the Headquarters, RadioShack’s rental obligation to TCCD for those portions would be at fair market rental rates.

The Amendment provides RadioShack with certain options to terminate the Lease as to one or more portions of the Headquarters. The Amendment also makes certain changes to the provisions of the Lease concerning taxes assessed on the Headquarters as well as certain tax abatements.

RadioShack’s obligations under the Amendment are contingent upon RadioShack obtaining approvals and incentives in connection with its occupancy of the Headquarters. If RadioShack does not obtain one or more of such approvals or incentives on or before April 30, 2010, which approvals and incentives must be satisfactory to RadioShack in its sole discretion, RadioShack shall have the right to terminate the Amendment by giving notice to TCCD on or before May 31, 2010.

The foregoing description of the terms of the Amendment does not purport to be complete and is subject to, and qualified entirely by the full text of the Amendment, which is attached hereto as Exhibit 10.1, and is incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.	Description of Exhibit
10.1	First Amendment to Lease

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIOSHACK CORPORATION

BY:	/s/ Robert C. Donohoo
Robert C. Donohoo
Vice President, General Counsel and Corporate Secretary

Date: March 17, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	First Amendment to Lease